Exhibit (p)(1)

SUBSCRIPTION AGREEMENT

Subscription Agreement, dated as of January 13, 2025, between HarbourVest Private Investments Fund, a Delaware statutory trust (the “Fund”) and HarbourVest Partners L.P. (the “Purchaser”).

WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Fund, 10,000 common shares of beneficial interest of the Fund, at a purchase price of $10.00 per share (the “Shares”); and

WHEREAS, the Purchaser is purchasing the Shares for the purpose of providing the initial capitalization of the Fund as required by Section 14(a)(1) of the 1940 Act, in order for the Fund to conduct a public offering of its shares;

NOW, THEREFORE, the Fund and the Purchaser agree as follows:

1.

The Fund offers to sell to the Purchaser, and the Purchaser agrees to purchase from the Fund, $100,000 worth of the Shares in the aggregate, at a net asset value price of $10.00 per Share as of the date hereof, the amount of each class of Shares determined by the Purchaser to be the following: $10,000 of Class A Shares, $10,000 of Class D Shares, and $80,000 of Class I Shares.

2.

The Purchaser represents and warrants to the Fund that it is acquiring the Shares for investment purposes only and that the Shares will be sold only pursuant to a registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements contained therein.

3.

The Purchaser elects not to participate in the Fund’s Dividend Reinvestment Plan and has completed or will complete upon request by the Fund the Wiring Instructions for Cash Distributions form attached as Exhibit A hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Fund and the Purchaser have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

HARBOURVEST PRIVATE INVESTMENTS FUND

By:
	Name:	Monique Austin
	Title:	Trustee

HARBOURVEST PARTNERS L.P.

By: HarbourVest Partners, LLC, its General Partner

By:
	Name:	Dustin Willard
	Title:	Managing Director

[Signature Page to HarbourVest Private Investments Fund Subscription Agreement for Seed Capital]

EXHIBIT A

Wiring Instructions for Cash Distributions